UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2021

Invitae Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36847	27-1701898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 16th Street San Francisco, California		94103
(Address of principal executive offices)		(Zip Code)

(415) 374-7782

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NVTA	The New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Investment Agreement

On April 3, 2021, Invitae Corporation (the “Company”) entered into an investment agreement (the “Investment Agreement”) with parties listed therein (the “Purchasers”) relating to the issuance and sale to the Purchasers of $1,150,000,000 in aggregate principal amount of the Company’s 1.50% Convertible Senior Notes due 2028 (the “Notes”). The transactions contemplated by the Investment Agreement (the “Note Transaction”) are expected to close in approximately four business days from the signing date (the date on which the closing occurs, the “Closing”), subject to customary closing conditions.

Issuance of Convertible Notes

The Notes are expected to be governed by an indenture (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 1.50% per annum. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2021. The Notes will mature on April 1, 2028, subject to earlier conversion, redemption or repurchase.

The Notes will be convertible at the option of the holder at any time until the second scheduled trading day prior to the maturity date, including in connection with a redemption by the Company. The Notes will be convertible into shares of the Company’s common stock based on an initial conversion rate of 23.1589 shares of common stock per $1,000 principal amount of the Notes (which is equal to an initial conversion price of $43.18 per share), in each case subject to customary anti-dilution and other adjustments as a result of certain extraordinary transactions. Upon conversion of a Note, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election.

The Company may not redeem the Notes prior to April 6, 2025. On or after April 6, 2025, the Notes will be redeemable by the Company in the event that the closing sale price of the Company’s common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides the redemption notice at a redemption price of 100% of the principal amount of such Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

With certain exceptions, upon a change of control of the Company or the failure of the Company’s common stock to be listed on certain stock exchanges, the holders of the Notes may require that the Company repurchase all or part of the principal amount of the Notes at a repurchase price of 100% of the principal amount of the Notes to be repurchased, plus unpaid interest to, but excluding, the maturity date.

The Indenture will include customary “events of default,” which may result in the acceleration of the maturity of the Notes under the Indenture. The Indenture will also include customary covenants for convertible notes of this type.

Standstill Obligations

Pursuant to the Investment Agreement, each Purchaser has agreed, subject to certain exceptions, that from the Closing and until the earliest of (i) the three year anniversary of the Closing, (ii) the effective date of a change of control of the Company and (iii) 90 days after the date on which none of such Purchaser or its affiliates beneficially own any Notes or shares of the Company’s common stock received upon conversion of the Notes (the “Standstill Period”), such Purchaser will not, among other things: (i) make, or in any way participate in any “proxy contest” or other solicitation of proxies, (ii) form, join, influence or in any way participate in a voting trust or similar arrangement, (iii) acquire any securities of the Company if, immediately after such acquisition, such Purchaser or its affiliates would collectively own in the aggregate more than 19.99% of the then outstanding voting securities of the Company, (iv) sell, transfer or otherwise dispose of any voting securities of the Company to any person who is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of

10% or more of the outstanding voting securities of the Company, (v) propose or seek to effect any tender or exchange offer, merger or other business combination involving the Company, or make any public statement with respect to such transaction, (vi) call or seek to call any meeting of stockholders or other referendum or consent solicitation, or (vii) take action to control or influence the Board of Directors or management of the Company.

Transfer Restrictions; Registration Rights

The Investment Agreement restricts the Purchasers’ ability to transfer the Notes and the Company’s common stock issuable or issued upon conversion of the Notes and enter into any hedging or other agreement that transfers the economic consequences of ownership of the Notes or the Company’s common stock issuable or issued upon conversion of the Notes, subject to certain exceptions specified in the Investment Agreement and summarized below.

Except as described below, prior to the earlier of (i) the one year anniversary of the Closing or (ii) immediately prior to the consummation of a change of control of the Company, each Purchaser will be restricted from transferring or entering into any hedging or other agreement that transfers the economic consequences of ownership of the Notes or the Company’s common stock issuable or issued upon conversion of the Notes. Exceptions include: (A) transfers to affiliates, (B) transfers to the Company or any of its subsidiaries, (C) transfers to a third party where the net proceeds of such sale are solely used to satisfy a margin call or repay a permitted loan or (D) transfers in connection with certain merger and acquisition events.

Subject to certain limitations, the Investment Agreement provides the Purchasers and any lender of a permitted loan to one of the Purchasers or its affiliates with certain registration rights for the shares of the Company’s common stock issuable or issued upon conversion of the Notes.

The foregoing summaries of the Indenture, the Notes and the Investment Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Investment Agreement, including the form of Indenture attached as an exhibit to the Investment Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated by reference.

Credit Agreement Amendment

On April 3, 2021, the Company and certain of its subsidiaries entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement and Guaranty, dated as of October 2, 2020 (the “Existing Credit Agreement” and the Existing Credit Agreement, as amended by the Amendment, the “Amended Credit Agreement”), with the lenders party thereto and Perceptive Credit Holdings III, LP (“Perceptive”), as the Administrative Agent, in order to, among other things, increase the aggregate principal amount of permitted other Subordinated Indebtedness or Permitted Convertible Indebtedness (as each term is defined in the Amended Credit Agreement) to $1,500,000,000 minus the aggregate principal amount of the Company’s 2.00% Convertible Senior Notes due 2024 and any permitted refinancings thereof.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 of this Current Report relating to the Notes and the Indenture is contained in Item 1.01 of this Current Report and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

Investment Agreement

On April 3, 2021, the Company entered into the Investment Agreement, pursuant to which it agreed to sell $1,150,000,000 in aggregate principal amount of the Notes to the Purchasers in a private placement pursuant to the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Company will offer and sell the Notes to the Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company will rely on this exemption from registration based in part on representations made by the Purchasers in the Investment Agreement.

The information contained in Item 1.01 of this Current Report with respect to the Notes is incorporated herein by reference.

Genosity Transaction

On April 1, 2021, the Company, Genosity Inc., a Delaware corporation (“Genosity”), certain wholly owned subsidiaries of the Company, and Marc D. Grodman, in his capacity as the representative of the Genosity stockholders as well as for certain specific provisions, entered into an Agreement and Plan of Merger and Plan of Reorganization (the “Acquisition Agreement”) pursuant to which, among other things, and upon the terms and subject to the satisfaction or waiver of certain conditions as set forth in the Acquisition Agreement, the Company will acquire 100% of the fully diluted equity of Genosity (the “Genosity Transaction”).

The aggregate consideration in the Genosity Transaction for 100% of Genosity’s equity securities is approximately $200.0 million, consisting of (i) approximately $120.0 million in cash and (ii) approximately $80.0 million in shares of the Company’s common stock (based upon a trailing average closing price prior to the date of closing but subject to certain potential adjustments); provided, however, that such stock and cash consideration is subject to reduction based upon certain debt and transaction expenses of Genosity determined at closing. In addition, in connection with the Genosity Transaction, the Company will grant restricted stock units having a value of up to $15.0 million to certain continuing employees of Genosity as inducement awards in compliance with New York Stock Exchange Rule 303A.08.

The shares of the Company’s common stock issued in the Genosity Transaction will be issued in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act. The Company will rely on this exemption from registration based in part on representations that will be made by the stockholders of Genosity who receive shares of the Company’s common stock in the Genosity Transaction.

In connection with the Genosity Transaction, the Company will enter into a Registration Rights Agreement with certain stockholders of Genosity pursuant to which the Company will register for resale the shares of the Company’s common stock to be issued in the Genosity Transaction.

Item 8.01	Other Events.

On April 5, 2021, the Company issued a press release announcing the Note Transaction. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Investment Agreement, dated as of April 3, 2021, by and among Invitae Corporation and parties listed therein (including form of Indenture relating to 1.50% Convertible Senior Notes due 2028).

10.2	Amendment No. 1, dated as of April 3, 2021 , by and among Invitae Corporation, the subsidiary guarantors from time to time party thereto, the lenders party thereto and Perceptive Credit Holdings III, LP, as the Administrative Agent, to Credit Agreement and Guaranty, dated as of October 2, 2020, by and among Invitae Corporation, the subsidiary guarantors from time to time party thereto, the lenders party thereto and Perceptive Credit Holdings III, LP, as the Administrative Agent.

99.1	Press release issued by Invitae Corporation dated April 5, 2021.

104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2021

INVITAE CORPORATION

By:	/s/ Shelly D. Guyer
Shelly D. Guyer
Chief Financial Officer

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